Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 24, 2021 relating to the financial statements of Enable Midstream Partners, LP and subsidiaries (collectively “Enable”) and the effectiveness of Enable’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Enable for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Oklahoma City, Oklahoma

March 18, 2021